GE LIFE AND ANNUITY ASSURANCE COMPANY
                 DEATH BENEFIT AVAILABLE AT DEATH OF ANNUITANT ENDORSEMENT



The policy to which this Endorsement is attached is amended by deleting the Death Benefit Available at Death of Annuitant provision in its entirety and adding the following:

Death Benefit Available at Death of Annuitant

Actual Amount of Proceeds Available. The actual amount of proceeds available will equal the Death Benefit. The Death Benefit is calculated by adding (a) and
(b) where:

        (a) is the Account Value as of the date we receive due proof of death; and

        (b) is the excess, if any, of the Unadjusted Death Benefit as of the date of the Annuitant's death over the Account Value as of the date of the Annuitant's death, with interest credited on that excess from the date of the Annuitant's death to the date of distribution.

As used in this provision, the death benefit period is defined as the period of time commencing with the Policy Date through the end of the initial death benefit period and every subsequent death benefit period thereafter.

Unadjusted Death Benefit Calculation

If the Annuitant was age 80 or younger on the Policy Date,

        o During the initial death benefit period, as shown on the policy data pages, the Unadjusted Death Benefit will be the greater of items (1) and (2) defined below.

        o During any subsequent death benefit period, as shown on the policy data pages, the Unadjusted Death Benefit will be the greater of items (1) and (3) defined below.

If the Annuitant was 81 or older on the Policy Date, the Unadjusted Death Benefit will be the greater of items (1) and (2) defined below.

As used in calculating the Unadjusted Death Benefit described below,  items (1),
(2) and (3) are  defined  as:

        (1) The Account Value of the Policy as of the Annuitant's date of death.

        (2) The total of Purchase Payments paid adjusted for any applicable premium tax and any partial surrenders.

        (3) The Unadjusted Death Benefit on the last day of the preceding death benefit period, plus any Purchase Payments paid since then, adjusted for any applicable premium tax and any partial surrenders.

The adjustment for partial surrenders is described on the policy data pages.


For GE Life and Annuity Assurance Company,

                               /s/PAMELA S. SCHUTZ
                                    President